UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZHONE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 10, 2011

10:00 a.m. Pacific Time

To our stockholders:

You are cordially invited to attend our 2011 annual meeting of stockholders, which will be held at Zhone’s principal executive offices, located at 7195 Oakport Street, Oakland, California 94621 on May 10, 2011 at 10:00 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1.	To elect two members of the Board of Directors to serve for three year terms as Class I Directors;

2.	To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote on the compensation of our named executives;

4.	To conduct an advisory vote on the frequency of a stockholder vote on the compensation of our named executives;

5.	To approve the amendment and restatement of the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan; and

6.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 14, 2011, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card or vote electronically via the Internet or over the telephone as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer,
Treasurer and Secretary

Oakland, California

March 30, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT

YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY FOLLOWING THE ENCLOSED INSTRUCTIONS.

ZHONE TECHNOLOGIES, INC.

7195 Oakport Street

Oakland, California 94621

PROXY STATEMENT

Zhone’s Board of Directors solicits your proxy for use at the annual meeting of stockholders to be held on May 10, 2011 at 10:00 a.m. Pacific Time at Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on or about April 1, 2011.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 14, 2011, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 30,612,500 shares of Zhone common stock outstanding and entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 14, 2011 your shares are registered directly in your name with Zhone’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 14, 2011 your shares are registered not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a “legal proxy” from your broker or other agent authorizing you to vote your shares in person.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the advisory vote on the compensation of our named executives and the approval of the amendment and restatement of the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan require the affirmative vote of a majority of the votes cast on the proposal. The advisory vote on the frequency of a stockholder vote on the compensation of our named executives will be determined by a plurality of the votes cast.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote on the Internet, go to www.envisionreports.com/zhne to complete an electronic proxy card. Follow the steps outlined on the secured website.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 10:00AM PST on May 10, 2011 to be counted.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1, 2, 3 and 5 and “EVERY THREE YEARS” for Proposal 4. If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Zhone. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions.

The rules that govern how brokers vote your shares have recently changed. Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters, which include the election of directors, actions on stock plans and actions on executive compensation. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may no longer use discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to Zhone’s Corporate Secretary at 7195 Oakport Street, Oakland, California 94621, or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Georgeson $2,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only Zhone stockholders, as of the close of business on March 14, 2011, and other persons holding valid proxies for the annual meeting are entitled to attend the annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 14, 2011. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The annual meeting will be held at our principal executive offices, located at 7195 Oakport Street, Oakland, California 94621. For directions, please call (510) 777-7000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 10, 2011

Electronic copies of our proxy statement and our annual report are available at the Investor Relations section of our website at www.zhone.com.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7195 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7013. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Householding does not apply to stockholders with shares registered directly in their name.

Recommendations of the Board

The Zhone Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees (Proposal 1), “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 2), “FOR” the advisory resolution approving the compensation of our named executives (Proposal 3), “EVERY THREE YEARS” for the proposal on the frequency of conducting an advisory vote on the compensation of our named executives (Proposal 4), and “FOR” the resolution approving the amendment and restatement of the 2002 Employee Stock Purchase Plan (Proposal 5).

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY FOLLOWING THE ENCLOSED INSTRUCTIONS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Zhone’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Zhone’s integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found at www.zhone.com.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board, other than Mr. Ejabat, is independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. In addition, each member of the committees of the Board is an independent director in accordance with Nasdaq standards. At the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has seven directors and the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at www.zhone.com. During the year ended December 31, 2010, the Board held nine meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, in each case during the period for which they were directors of Zhone. We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules.

Director(1)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael Connors
Robert Dahl	Chair	Member
Morteza Ejabat
James H. Greene, Jr.(2)		Member	Member
C. Richard Kramlich		Member	Member
Steven Levy(3)	Member
James Timmins	Member
Nancy Pierce(4)	Member
Lawrence Briscoe(5)
Number of Meetings in 2010	5	1	1
(1)	Mahvash Yazdi was appointed and then resigned as a director, both effective as of June 30, 2010, due to a regulatory matter related to her current employment.
(2)	Mr. Greene resigned as a director on June 30, 2010.
(3)	Mr. Levy resigned as a director on February 12, 2010.
(4)	Ms. Pierce was appointed as a director on April 16, 2010.
(5)	Mr. Briscoe was appointed as a director on January 4, 2011.

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee contains at least one “audit committee financial expert” as defined by the rules of the SEC. The Board of Directors has determined that Robert Dahl meets the qualifications of an “audit committee financial expert.” Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Mr. Dahl with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Dahl any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report.”

During 2010, the members of the Audit Committee included Messrs. Dahl (Chair), Timmins and Levy, and (from April 16, 2010) Ms. Pierce. On February 12, 2010, Mr. Levy resigned from his position as a member of the Board and all of its committees. As a result of Mr. Levy’s resignation, the Audit Committee did not comply with the independent audit committee requirements for continued listing on Nasdaq. Specifically, Nasdaq Listing Rule 5606 requires that the Audit Committee be comprised of at least three independent directors. On March 2, 2010, Nasdaq sent us written notice regarding our noncompliance with the requirement to have three independent directors on the Audit Committee. On April 21, 2010, following the appointment of Ms. Pierce to the Audit Committee, we received written confirmation from Nasdaq that we had regained compliance with this requirement.

Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals, and approving stock option grants for these individuals under our stock option plans. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see the “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board with respect to Board and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity of professional experience, viewpoint, age, skills (such as understanding of manufacturing, technology, finance and marketing), and international background. These factors, and any other qualifications considered useful by the Corporate Governance and Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In selecting or recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Corporate Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board, the nominee for the election of directors. The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Zhone’s Corporate Secretary in writing to the following address: Zhone Technologies, Inc., Attention: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

Board Leadership Structure

Morteza Ejabat serves as both our Chairman of the Board and Chief Executive Officer. The independent Board members have determined that the most effective Board leadership structure for Zhone at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Zhone well for many years. The independent Board members believe that because the Chief Executive Officer is ultimately responsible for the day-to-day operation of the company, he is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, and because the performance of the company is an integral part of Board deliberations, the Chief Executive Officer is the director best qualified to act as Chairman of the Board. Independent directors and management have different perspectives and roles in strategy development. The independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board retains the authority to modify this structure to best address the company’s unique circumstances, and to advance the best interests of stockholders, as and when appropriate. The Board does not have a lead independent director, however, at the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner”

within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of two members, and Class III consisting of three members. We elect one class of directors to serve a three year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect two Class I directors to hold office until the 2014 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class II directors to hold office until the 2015 annual meeting, and the following year, we will elect three Class III directors to hold office until the 2016 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Robert Dahl and Nancy Pierce as Class I nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Dahl and Ms. Pierce. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with the company, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position	Term Expires	Class
Morteza Ejabat	61	Chief Executive Officer, President and Chairman of the Board of Directors	2013	III
Lawrence Briscoe	66	Director	2012	II
Michael Connors	69	Director	2013	III
Robert Dahl	70	Director	2011	I
C. Richard Kramlich	75	Director	2012	II
Nancy Pierce	53	Director	2011	I
James Timmins	55	Director	2013	III

All of our directors bring to the Board a wealth of executive leadership experience derived from their service as executives or managing directors of large corporations or venture capital firms. They also bring extensive board experience. The process undertaken by the Corporate Governance and Nominating Committee in recommending qualified director candidates is described above under “Corporate Governance Principles and Board Matters—Board Structure and Committee Composition—Corporate Governance and Nominating Committee.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Class I Director with Term Expiring at this Annual Meeting

Robert Dahl has served as a director of Zhone since June 1999. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions of large corporations, including Ascend Communications, Inc., American President Companies, Ungermann Bass Corporation, ROLM Corporation, Measurex Corporation and Fairchild Camera and

Instrument Corporation. Mr. Dahl also served as a director of NorCal Community Bancorp from 1998 to 2008. He currently serves as director of The Dahl Family Foundation. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley and is a retired certified public accountant. Mr. Dahl has gained extensive knowledge of finance from his experience as senior manager of a number of large corporations, and we believe this is particularly valuable to our Board’s discussion of financial matters.

Nancy Pierce has served as a director of Zhone since April 2010. Since 1997, Ms. Pierce has served as President and Managing Director of KELD LLC, an investment management and strategic advisory company focusing on advising and investing in young technology companies. In addition to her duties as President of KELD, Ms. Pierce has served on the board of directors of Cellport Systems in Boulder, Colorado, since 2008 and on the board of directors of Carrier Access Corporation, a public company, since 1992 and is the Managing Director of MCAP LLC. Ms. Pierce also served on the board, and as chairman of the audit and compensation committees of Koala Corporation, a public company, from 2001 to 2004. Ms. Pierce also serves on many advisory boards including the University of Colorado Technology Transfer Office, Escape Media Group and the University of Colorado, Denver, Business School. Prior to KELD, Pierce was a co-founder of, and held various senior management positions at, Carrier Access Corporation from 1992 to 2008. Prior to co-founding Carrier Access in 1992, Ms. Pierce held senior positions at IBM and ROLM Corporation. Ms. Pierce has a B.S. from Colorado State University, an M.B.A. from California State University – Chico, and an honorary Ph.D. from St. Thomas Aquinas. We believe Ms. Pierce’s extensive experience in public and private companies in strategy, business development, corporate governance, finance, operations, legal, information systems, financing, investor and media relations and mergers and acquisitions makes her well suited to serve on our Board of Directors.

Class II Directors with Terms Expiring 2012

Lawrence Briscoe has served as a director of Zhone since January 2011. From 2000 to 2009, Mr. Briscoe served as Senior Vice President and Chief Financial Officer of Maxygen, Inc., a public pharmaceutical company. Prior to Maxygen, Mr. Briscoe held various senior management and board of director positions in the pharmaceutical and financial services industries. Mr. Briscoe has a B.S. in Electrical Engineering from the University of Missouri, an M.B.A. from Stanford University and an M.S. from the University of Southern California. We believe Mr. Briscoe’s considerable experience in public and private companies in strategy, business development, corporate governance, finance, operations, legal, financing, investor and media relations, and mergers and acquisitions makes him well suited to serve on our Board of Directors.

C. Richard Kramlich has served as a director of Zhone since November 1999 and has been a general partner at New Enterprise Associates, Inc. (NEA) since co-founding the venture capital firm in 1978. In addition, Mr. Kramlich serves as a general partner, director manager, or member of the board of directors of certain of NEA’s affiliated venture capital partnerships and management duties. Present board memberships include Sierra Monitor Corporation (BB: SRMC), Financial Engines, Inc. (NASDAQ: FNGN), Force 10 Networks, Inc., KOR Electronics, SVB Financial Group (NASDAQ: SIVB), SmartDrive Systems, Inc., Tabula, Inc., Visual Edge Technology, Inc. and Xoom Corporation. Prior to co-founding NEA, Mr. Kramlich was a General Partner of Arthur Rock & Associates and Executive Vice President of Gardner & Preston Moss. He received an M.B.A. from Harvard University and a B.S. in History from Northwestern University. We believe Mr. Kramlich is well suited to serve on our Board of Directors given his extensive experience as general partner of a prominent venture capital firm and his active involvement with numerous public and private companies.

Class III Directors with Terms Expiring 2013

Morteza Ejabat is a co-founder of Zhone and has served as Chairman of the Board of Directors, President and Chief Executive Officer since June 1999. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge, and an M.B.A. from Pepperdine University. As our co-founder, Mr. Ejabat has significant knowledge of all facets of our company, including day-to-day operations. We believe that Mr. Ejabat’s long history with our company, combined with his leadership experience and expertise in running large telecommunications companies, makes him particularly well suited to be our Chairman.

Michael Connors has served as a director of Zhone since November 2003 following the consummation of Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University. We believe Dr. Connors is well suited to serve on our Board of Directors given his extensive knowledge of the communications industry based on his experience as President of AOL Technologies and director of Tellium.

James Timmins has served as a director of Zhone since July 2002. Mr. Timmins has been a managing director of Teknos Associates, LLC since November 2008. From 2005 to 2008, he served as managing director for Pagemill Partners LLC, an investment banking and venture firm. From 1998 to 2005, Mr. Timmins was a general partner and managing director for NIF Ventures, the U.S. venture capital operation of The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, Mr. Timmins was a partner at Redwood Partners, an investment firm. From 1987 to 1990, Mr. Timmins was a principal at Hambrecht & Quist, an investment banking firm. Mr. Timmins also serves as a director of WaveSplitter Technologies, Inc., a private company which supplies optical components and modules for advanced optical networks. Mr. Timmins holds a B.A. in History and Philosophy from the University of Toronto, and an M.B.A. from Stanford University. We believe Mr. Timmins’ considerable expertise in investment banking and venture capital well qualifies him to serve on our Board.

There are no family relationships among any of our executive officers, directors or director nominees. Mr. Kramlich is associated with one of our major stockholders as described above and as set forth in the section entitled “Ownership of Securities.” We have entered into a letter agreement with NEA, dated as of November 13, 2003, relating to the nomination of a designee to the Board of Directors. Under the terms of this letter agreement, at any annual or special meeting called or in any other action taken for the purpose of electing directors to the Board, Zhone agrees to nominate as director one nominee designated by NEA. NEA’s right to designate its nominee terminates at such time that NEA holds less than 50% of the shares issued to it in connection with the merger with Tellium.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Dahl and Ms. Pierce.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2000. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain KPMG, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009:

Fee Category	2010 Fees	2009 Fees
Audit Fees	$801,000	$973,000
Audit-Related Fees	—	—
Tax Fees	81,000	48,000
All Other Fees	—	—

Total Fees	$882,000	$1,021,000

Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by KPMG that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by KPMG, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the audit-related fees, tax fees and other fees billed in each of the last two fiscal years, as described above, were pre-approved by the Audit Committee.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm.

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVES

What am I voting on?

You are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our stockholders the opportunity to endorse or not endorse our named executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Zhone Technologies, Inc.’s named executives, as disclosed pursuant to the compensation disclosure rules of the SEC in the company’s proxy statement for the 2011 annual meeting of stockholders (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation Tables and any related material).”

What factors should I consider in voting on this proposal?

We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 22.

As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. Our executive compensation policies have enabled Zhone to attract and retain talented and experienced senior executives and have benefited Zhone over time. We believe that the fiscal year 2010 compensation of our named executives was appropriate and aligned with Zhone’s fiscal year 2010 results and position for growth in future years.

Why is the proposal being submitted to the stockholders?

Recent legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or simply the Dodd-Frank Act, requires that public companies give their stockholders the opportunity to vote on say-on-pay proposals at the first annual meeting of stockholders held after January 21, 2011.

Is this vote binding on the Board of Directors?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the advisory resolution approving the compensation of our named executives.

PROPOSAL 4:

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVES

What am I voting on?

You are voting on a proposal, commonly known as a “say-when-on-pay” proposal, which gives our stockholders the opportunity to advise our Board of Directors how often we should conduct an advisory stockholder vote on the compensation of our named executives.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every year, every 2 years or every 3 years. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

What factors should I consider in voting on this proposal?

Our Board of Directors recommends that the stockholders vote in favor of conducting the say-on-pay vote every three years. Our Board of Directors has reviewed the evolution of say-on-pay and say-when-on-pay proposals and has carefully studied the alternatives to determine the approach that will best serve Zhone and our stockholders. Our Board of Directors has determined that an advisory vote on executive compensation held every three years would be the best approach for Zhone based on a number of considerations, including, among other things, the following:

•

Our compensation program ties a substantial portion of the compensation provided to our named executives to our long-term corporate performance and stockholder returns. We believe that a triennial vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•

A three-year vote cycle allows sufficient time for our Board of Directors to review and respond to stockholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

Is this vote binding on the Board of Directors?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executives as it deems appropriate.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote for conducting an advisory vote on the compensation of our named executives EVERY THREE YEARS, beginning with the 2011 annual meeting of stockholders.

PROPOSAL 5:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE ZHONE TECHNOLOGIES, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

Introduction

Our stockholders are being asked to approve an amendment and restatement of the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan, or the ESPP. The proposed amended and restated ESPP is referred to herein as the Restated ESPP. The Restated ESPP was approved by our Board of Directors on February 22, 2011, subject to stockholder approval. The Restated ESPP became effective on February 22, 2011, but no shares of our common stock will be issued under the Restated ESPP unless stockholder approval of this Proposal 5 is obtained at the annual meeting.

The principal features of the Restated ESPP are summarized below, but the summary is qualified in its entirety by reference to the Restated ESPP itself, which is attached to this proxy statement as Appendix A.

Overview of Proposed Amendments

The Restated ESPP will implement the following changes:

•

We have reserved an aggregate of 700,000 shares for issuance under the ESPP. The number of shares reserved for issuance under the Restated ESPP will be increased by 699,751 shares to an aggregate of 1,399,751 shares. As of March 14, 2011, a total of 699,751 shares have been issued and sold under the ESPP, and accordingly, only 249 shares remain available for purchase under the ESPP. The ESPP was frozen by our Board of Directors effective September 1, 2010, due to the low share reserve. The Board of Directors has voted to unfreeze the ESPP and recommence offerings thereunder effective June 1, 2011, subject to the approval of the Restated ESPP by the stockholders. Unless additional shares are authorized and approved by our stockholders, the number of shares that remain available for purchase will be insufficient to achieve the purposes of the ESPP and the ESPP will remain frozen.

We firmly believe that the ESPP is a necessary and powerful incentive and retention tool that benefits all of our stockholders. Specifically, the Restated ESPP would enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in Zhone through payroll deductions, (2) enhance such employees’ sense of participation in the affairs of Zhone, and (3) provide an incentive for continued employment. The Restated ESPP will also continue to align the interests of employees with those of stockholders through increased stock ownership.

•	The term of the Restated ESPP will be extended until February 2021.

•

Certain changes will be made to bring the Restated ESPP in order to bring it into compliance with the final regulations governing employee stock purchase plans, as issued by the Department of the Treasury.

If this Proposal 5 is not approved, no shares of our common stock will be issued under the Restated ESPP.

Purpose of the Restated ESPP

The purpose of the Restated ESPP is to provide employees an opportunity to participate in the ownership of the company by purchasing common stock of Zhone through payroll deductions. The Restated ESPP is intended to benefit Zhone as well as its stockholders and employees. The Restated ESPP gives employees an opportunity to purchase shares of common stock at a discounted price. We believe that our stockholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the company. Finally, Zhone benefits from the periodic investments of equity capital provided by participants in the Restated ESPP.

Summary of the Restated ESPP

The following is a summary of the Restated ESPP, as amended. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Restated ESPP, which is attached as Appendix A to this proxy statement.

Administration. The Restated ESPP will be administered by the Compensation Committee of the Board. The Compensation Committee has full power to interpret the Restated ESPP, and its decisions are final and binding upon all participants.

Eligibility. Employees of Zhone and its designated subsidiaries who have been employed for at least 10 days, and whose customary employment is for more than 20 hours per week and for more than five months per year may participate in the Restated ESPP. However, no employee will be eligible to participate in the Restated ESPP if, immediately after the grant of a right to purchase stock under the Restated ESPP, that employee would own 5% of either the voting power or the value of our common stock. Also, employees of Zhone or any designated subsidiary who are citizens or residents of a foreign jurisdiction will be prohibited from participating in the Restated ESPP if participation in the Restated ESPP in compliance with the laws of such foreign jurisdiction would cause the Restated ESPP to violate the requirements of Section 423 of the Internal Revenue Code, or the Code. We estimate that approximately 300 employees are currently eligible to participate in the Restated ESPP.

Participation. In order to participate in the Restated ESPP, an employee who is eligible at the beginning of an offering period authorizes payroll deductions in 1% increments, but not less than 2% nor greater than 10%, of his compensation. No participant may accrue rights to purchase shares at a rate that exceeds $25,000 in fair market value (determined as of the first day of the offering period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. In addition, a participant may not purchase more than the maximum number of shares on any single purchase date, as determined by the Compensation Committee, which limit, in the absence of any such determination shall be 2,000 shares.

Purchases. The Restated ESPP provides for offering periods of three months duration starting on September 1, December 1, March 1 and June 1, with purchases being made on the last business day of the offering period. The Compensation Committee may make a particular offering period longer or shorter, provided that the change is announced at least 15 days before the beginning of the offering period to be affected, and provided further that no offering period may be longer than 27 months. At the end of each offering period, also referred to as the purchase date, a participant’s accumulated payroll deductions are used to purchase shares. The number of shares of Zhone common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by 85% of the fair market value of Zhone common stock on (1) the first business day of the offering period or (2) the last business day of the offering period, whichever is less.

Termination of Employment. If a participant’s employment is terminated (including because of retirement or death), the participant’s election is deemed cancelled and the payroll deductions credited to the participant’s account will be returned without interest to him.

Change in Capitalization and Change in Control. In the event of a stock split or other similar event that affects the number of shares of common stock outstanding, the Compensation Committee may make proportionate adjustments to the number of shares of stock subject to the Restated ESPP and the price per share of common stock. In the event of a dissolution or liquidation of Zhone, the Compensation Committee will determine whether (1) all rights to purchase shares under the Restated ESPP will terminate and accumulated payroll deductions be refunded, or (2) the Restated ESPP will terminate and participants will have the right to purchase shares prior to such termination. In the event of a merger or other similar transaction in which we are not the surviving company, the Compensation Committee will determine whether (1) the end of the offering period will be accelerated, (2) all rights to purchase shares under the Restated ESPP will terminate and accumulated payroll deductions be refunded, or (3) the Restated ESPP will continue with regard to shares of the surviving corporation.

Amendment and Termination. The Board of Directors may terminate or amend the Restated ESPP at any time, except that it may not (1) increase the number of shares, or change the type of securities, that may be issued under the Restated ESPP, or (2) change the designation or class of employees eligible for participation in the Restated ESPP. The Restated ESPP will continue until all of the shares authorized for the Restated ESPP are sold, unless it is terminated earlier by the Board. Notwithstanding the foregoing, the Board of Directors may amend the Restated ESPP if the continuation of the ESPP or any offering period would result in financial accounting treatment for the Restated ESPP that is different from the financial accounting treatment in effect on the date that the Board of Directors adopted the Restated ESPP. If not terminated sooner by the Board, and assuming approval of this proposal, the Restated ESPP will terminate in February 2021.

Material U.S. Federal Income Tax Consequences

The Restated ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Restated ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. The foregoing is only a summary of the effect of federal income taxation upon the participant and Zhone with respect to the shares purchased under the Restated ESPP, does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Reference should be made to the applicable provisions of the Code.

New Plan Benefits

Because the number of shares that may be purchased under the Restated ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual is not determinable. No purchase rights have been granted and no shares of common stock have been issued with respect to the 699,751 share increase for which stockholder approval is sought under this proposal. For illustrative purposes only, the following table sets forth (1) the number of shares of Zhone common stock that were purchased under the ESPP during the 2010 fiscal year before the ESPP was frozen, and (2) the weighted average purchase price paid per share.

Name and Position	Number of Shares Purchased	Weighted Average Exercise Price ($)
Morteza Ejabat	—	—
Chairman of the Board of Directors, President and Chief Executive Officer

Kirk Misaka	—	—
Chief Financial Officer, Treasurer and Secretary

Brian Caskey	—	—
Chief Marketing Officer

David Misunas	2,400	$1.31
Vice President, Business Development

Michael Scheck	—	—
Vice President, International Sales

All executive officers, as a group (2 persons)	—	—

All directors who are not executive officers, as a group (6 persons)(1)	—	—

All employees, including officers who are not executive officers, as a group (approximately 300 eligible persons)	151,852	$1.31

(1)	Directors who are not Zhone employees are not eligible to participate in the ESPP.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” approval of the amendment and restatement of the 2002 Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of Zhone common stock on March 14, 2011 by (1) each person who beneficially owned more than 5% of Zhone common stock, (2) each current director and director nominee, (3) each of the named executives identified in the Summary Compensation Table set forth below under the heading “Executive Compensation,” and (4) all directors, named executives and their affiliates as a group. We are not aware of any arrangements, including any pledge of our common stock that could result in a change in control.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
New Enterprise Associates entities	4,781,288	(4)	15.7%
Morteza Ejabat	2,181,982	(5)	6.9%
Kirk Misaka	409,245	(6)	1.3%
Robert Dahl	73,406	(7)	*
Lawrence Briscoe	781	(8)	*
Michael Connors	100,986	(9)	*
C. Richard Kramlich	4,855,475	(10)	15.9%
Nancy Pierce	15,000	(11)	*
James Timmins	45,110	(12)	*
Brian Caskey	9,999	(13)	*
David Misunas	114,765	(14)	*
Michael Scheck	165,312	(15)	*
All directors, named executives and their affiliates as a group (12 persons)(16)	7,945,623	(17)	25.8%

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 14, 2011 are deemed outstanding, including without limitation, upon the exercise of options and warrants. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 30,612,500 shares of common stock outstanding on March 14, 2011 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 14, 2011.
(4)	Consists of (a) 363,425 shares held by New Enterprise Associates VIII, L.P., (b) 258,835 shares held by New Enterprise Associates 8A, L.P., (c) 1,788,066 shares held by New Enterprise Associates 9, L.P., (d) 2,370,944 shares held by New Enterprise Associates 10, L.P. and (e) 17 shares held by NEA Ventures 2000, L.P., Each separate New Enterprise Associates entity disclaims beneficial ownership over shares with respect to which it is not the direct holder, except to the extent of its pecuniary interest therein. The address of the entities affiliated with New Enterprise Associates is 1119 St. Paul Street, Baltimore, Maryland 21202.
(5)	Consists of (a) 482,812 shares held by Mr. Ejabat, (b) 14,100 shares held by Mr. Ejabat as Trustee of the Salmeh Ejabat Trust, (c) 14,100 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust, (d) 717,188 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (e) 953,782 shares subject to options exercisable by Mr. Ejabat within 60 days after March 14, 2011.
(6)	Consists of (a) 36,489 shares held by Mr. Misaka and (b) 372,756 shares subject to options exercisable by Mr. Misaka within 60 days after March 14, 2011.

(7)	Includes (a) 41,052 shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 31, 1989, as amended on May 3, 1990, (b) 15,188 shares of restricted stock and (c) 13,291 shares subject to options exercisable by Mr. Dahl within 60 days after March 14, 2011.
(8)	Consists of 781 shares subject to options exercisable by Mr. Briscoe within 60 days after March 14, 2011.
(9)	Consists of (a) 37,124 shares held by Dr. Connors, (b) 16,667 shares held by Suaimhneas LLC, of which Dr. Connors is the sole manager and his adult children are the owners, and (c) 47,195 shares subject to options exercisable by Dr. Connors within 60 days after March 14, 2011.
(10)	Consists of (a) all of the shares, shares subject to options and shares subject to warrants described in footnote 4 by virtue of Mr. Kramlich’s position as a general partner of New Enterprise Associates, (b) 31,524 shares held by Mr. Kramlich, and (c) 42,664 shares subject to options exercisable by Mr. Kramlich within 60 days after March 14, 2011. Mr. Kramlich disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with New Enterprise Associates and its affiliated entities, except to the extent of his proportionate interest therein.
(11)	Includes 11,250 shares of restricted stock
(12)	750 shares of restricted stock which vest within 60 days after March 14, 2011.
(13)	Consists of (a) 2,446 shares held by Mr. Timmins, and (b) 42,664 shares subject to options exercisable by Mr. Timmins within 60 days after March 14, 2011.
(14)	Consists of 9,999 shares subject to options exercisable by Mr. Caskey within 60 days after March 14, 2011.
(15)	Consists of (a) 25,697 shares held by Mr. Misunas, (b) 4,746 shares held by David and Laura Misunas, and (c) 84,322 shares subject to options exercisable by Mr. and Mrs. Misunas within 60 days after March 14, 2011.
(16)	Consists of (a) 6,101 shares held by Mr. Scheck, (b)18 shares held by Michael and Wendy Scheck, (c) 76 shares held by the Michael W. Scheck and Wendy Lee Scheck Living Trust, and (d) 159,117 shares subject to options exercisable by Mr. Scheck within 60 days after March 14, 2011.
(17)	Excludes Mr. Levy, who resigned as a director on February 12, 2010, and Mr. Greene, who resigned as a director on June 30, 2010.
(18)	Includes 1,734,196 shares subject to options exercisable within 60 days after March 14, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of Zhone common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes the company’s philosophy and objectives regarding the compensation of its executive officers and senior managers, including how the company determines the elements and amounts of compensation. The Compensation Committee of the Board is responsible for determining, establishing and approving each element of compensation including salary and all bonus, incentive, equity and other compensation for the company’s executive officers and senior managers. Our fiscal year 2010 named executives are: Morteza Ejabat, Chief Executive Officer; Kirk Misaka, Chief Financial Officer; Brian Caskey, Chief Marketing Officer, David Misunas, Vice President Business Development and Michael Scheck, Vice President International Sales.

Executive Summary

Zhone is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We seek to pay our named executives fairly and link pay with performance.

The leadership and discipline of our management team heavily contributed to our performance over the last several years. Among other achievements, Mr. Ejabat and the other named executives demonstrated solid execution of our business plan and the promotion of our strategic objectives. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population. Our company’s fiscal 2010 accomplishments, guided by our named executives, illustrate this focus, which included, among other things, the following:

•	Our results from continuing operations in fiscal year 2010 reflected ongoing resiliency in our business.

•	We grew our revenue by 2% to $129 million.

•	Overall, we demonstrated growth this past year by increasing our customer base and continued acceptance of our flagship platform.

In determining the compensation of our named executives for 2010, our Compensation Committee evaluated our company’s overall performance and their individual contributions to that performance, including the factors described above. However, in keeping with our corporate objectives to conserve cash, which is an overriding consideration for our company and our Compensation Committee, none of our named executives received raises in base salary or annual bonuses for 2010. We seek to tie pay to our corporate objectives and the individual performance of our named executives.

Based on the comparable company information reviewed by the Compensation Committee each year in connection with its annual review of our executive compensation program, the Compensation Committee has historically targeted total direct compensation opportunities for the named executives at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the executive demonstrates performance and assumes additional responsibilities over time. In fiscal year 2010, incentive compensation (comprised solely of equity awards, as no annual bonuses were paid) accounted for approximately 21% of the total direct compensation of Mr. Ejabat and 11% of the average total direct compensation of our other named executives. Compared to our market comparison group, our named executives’

total direct compensation was at approximately the 50 percentile, reflecting the continued salary reductions in effect, the fact that no annual bonuses were paid and the annual long-term incentive awards granted during 2010 were modest.

In light of our recent performance and the other factors described above, we believe our executive pay is reasonable, consistent with our performance and financial objectives and position and provides appropriate incentives to our named executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

Philosophy and Objectives

Zhone operates in the highly competitive and rapidly changing telecommunications industry. Our compensation program for named executives is designed to focus their activities and energies on the achievement of our short term and long term objectives and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the company. The Compensation Committee seeks to attract, retain and motivate our named executives through a total compensation package that consists primarily of:

•	base salary;

•	annual variable cash incentive arrangements; and

•	long-term, equity based incentives in the form of stock options.

Additional components of our compensation program for named executives include the participation in benefit plans that are generally available to all employees, severance provisions and, on a case-by-case basis, change in control benefits.

The Compensation Committee’s executive compensation determinations are based on a review of many factors including market information consisting of executive compensation data for our peer group of companies, which are discussed below, the company’s financial and strategic achievements over the past year, expectations for the current year, and the compensation practices of companies in the company’s industry. Each of these factors is weighed to determine whether the company’s compensation structure:

•	is competitive in the industry;

•	motivates executive officers to achieve the company’s business objectives; and

•	sufficiently aligns the interests of the executive officers with the long-term interests of the stockholders.

The Compensation Committee’s goal is to set total compensation for our named executives at levels that are generally comparable to executives with similar roles and responsibilities at our peer group of companies, consistent with our goals, and appropriate in light of the executive’s experience level and expected contribution . The Compensation Committee typically targets total compensation for our named executives at or above the median of the market data from our peer group of companies, although actual compensation for an executive officer may be higher or lower than the targeted position depending on such factors as the individual performance of the named executive, our actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position. The Compensation Committee typically does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that is deemed pertinent to its executive compensation decisions.

Role of Chief Executive Officer and Chief Financial Officer in Determining Executive Compensation and Benchmarking Data

We generally have followed a consistent process over the years for determining compensation for our named executives. At the conclusion of each fiscal year, our Chief Executive Officer and Chief Financial Officer, with the assistance of the Human Resources Department, consider the compensation of executives in similar positions to theirs at our peer group, which is discussed below, using information gathered from proxy statements and other SEC filings. Mr. Ejabat and Mr. Misaka then provide recommendations to the Compensation Committee for adjustments to their base salaries, bonus opportunities and equity levels.

Our Chief Executive Officer and our Chief Financial Officer attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Ejabat’s compensation package with him, but makes decisions with respect to Mr. Ejabat’s compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executives, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Ejabat the authority to grant long-term incentive awards to employees below the level of executive officer under guidelines set by the Compensation Committee. The Compensation Committee also has authorized Mr. Ejabat to make salary adjustments and short-term incentive decisions for all employees other than certain officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. Although neither the Compensation Committee nor the Board of Directors is required to ratify the actions of Mr. Ejabat with regard to the authority delegated to him, as a matter of good corporate practice, Mr. Ejabat periodically provides a report to the Board regarding grants of long-term incentive awards to employees authorized by him. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to Mr. Ejabat’s and Mr. Misaka’s recommendations based on their direct knowledge of their performance and contributions to the company. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the company’s executive officers.

In determining the compensation of the named executives for fiscal 2010, Mr. Ejabat, Mr. Misaka and the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies compiled as described above. This market data focused on, among other things, the cash components of compensation for executives.

The peer group represents companies in our industry against which we compete directly for talent. The peer group was chosen primarily because they are our primary business competitors and because we consider the scope and complexity of their business operations to be closely related to ours. Additional considerations included market capitalization, revenue, number of employees and geographic locations where they operate. Qualitative assessments of the peer group data were then made taking into account such factors as market capitalization, business complexity, revenue, number of employees, geographic location and other factors. For fiscal 2010, our peer group was comprised of the following companies:

•	Adtran, Inc.

•	Airspan Networks, Inc.

•	Calix Networks, Inc.

•	Ciena Corporation

•	Cisco Systems, Inc.

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Harmonic, Inc.

•	Juniper Networks, Inc.

•	Netgear, Inc.

•	Occam Networks, Inc.

•	Sycamore Networks, Inc.

•	Sonus Networks, Inc.

•	Tellabs, Inc.

•	UTstarcom, Inc.

•	Westell Technologies, Inc.

Each of these companies possessed one or more attributes discussed above that the Compensation Committee considers relevant to our executive compensation determinations.

Historically, the Compensation Committee has targeted total direct compensation opportunities for our named executives at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the executive demonstrates performance and assumes additional responsibilities over time. The Compensation Committee believes this methodology has proven effective as a means of addressing competitive concerns at time of hire while also providing flexibility to allow for future increases when circumstances dictate that additional compensation is necessary to retain or recognize the contributions and performance of the named executives.

Mr. Ejabat, Mr. Misaka and the Compensation Committee use the peer group and market data as an indication of current market practices, but recognize that additional factors must be considered in setting the compensation for our executive officers. Accordingly, actual target compensation for named executives may vary from market and peer group data based on a variety of factors such as our actual financial performance during the prior year, the experience level, responsibilities and expected future contribution of the named executive, the importance of each position in our company relative to our peer companies, general market conditions, and issues relating to recruitment and retention of key executives. In any given year, other considerations may be relevant to the Compensation Committee’s executive compensation determinations.

For 2010, we believe that the compensation of our named executives was consistent with the foregoing compensation philosophy.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee or through the assistance of the Human Resources Department. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the company’s executive compensation program for fiscal 2010.

Elements of Compensation Allocation

The Compensation Committee believes that each element of our compensation program is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate.

In evaluating the overall mix of compensation for named executives, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of the executive’s abilities, experience level and contributions. Although there are no set formulas of allocating among components, the Compensation Committee generally endeavors to provide executives with meaningful levels of variable incentives, and long term equity-based incentives in particular, so that named executives with the highest levels of responsibility have the greatest amount of compensation at risk.

Base Salaries

In general, base salaries for employees, including named executives, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive officer’s current salary and the amounts paid to the named executive’s peers outside the company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives. For 2009, none of our named executives received a raise in his base salary. Additionally, for 2009 a voluntary salary reduction was initiated by certain named executives. For 2009, Mr. Ejabat’s salary was reduced by 20% and the salaries of Mr. Misaka, Mr. Misunas and Mr. Scheck were reduced by 15%. Mr. Caskey was hired in January 2010. For 2011, these salary reductions will remain in effect.

Performance Bonuses

Our incentive cash compensation awards emphasize pay-for-performance by providing our employees with the opportunity to receive performance bonuses only upon the attainment of financial and other corporate performance objectives, as well as individual performance objectives. Upon an evaluation of our overall performance, the performance of the business unit that the executive officer leads and an assessment of the executive officer’s performance against expectations, the Compensation Committee uses discretion in determining the bonus for each individual named executive. For 2010, the Compensation Committee did not establish any objective performance goals and instead made bonus determinations based solely in their discretion. Due to our performance in 2010, the overall difficulty of the economy and our cash position, no bonuses were paid to any employees, including the named executives for 2010. Mr. Caskey was paid a new hire start bonus of $26,500 in connection with his commencement of employment.

Sales Management Compensation Plan

Each sales employee has the opportunity to earn commissions on his or her sales based on a commission rate that is determined each year according to the following formula:

Basic commission rate = target rate of commission / annual quota base

In addition, if the annual quota base is exceeded by the individual, the basic commission rate is doubled. Each individual’s target rate of commissions is negotiated individually with and approved by our Chief Executive Officer. Each individual’s annual quota base is based on our sales goals for the individual’s region of responsibility, and is not an indication of the individual’s expected performance. Mr. Scheck is the only named executive that participates in this program. Mr. Scheck’s target rate of commissions and annual quota base for 2010 were as follows:

	Target Rate of Commissions	Annual Quota Base
Mr. Scheck	$148,750	$81,500,000

In 2010, Mr. Scheck earned $162,413 in commissions which represented 109.2% of his target sales commissions. Mr. Scheck’s target for bookings in 2010 were set at a level our executive management team believed could only be met if Mr. Scheck were able to obtain bookings at a rate above our budget for bookings.

Long-Term Equity Incentives

The goal of our long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage Zhone from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of employees through the term of the awards. In determining the size of the long-term equity incentives to be awarded to employees, we take into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions, the size of prior grants and competitive market data for our peer group of companies. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. The Compensation Committee does not apply any set formula or consider any specific weighting of these factors in setting the awards for a year. Rather, the level of awards is determined solely in the discretion of the Compensation Committee, taking into account those factors and the recommendations of management.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to employees to achieve increases in the value of our stock. To minimize the potential dilution to our stockholders, we strive to limit the total number of stock options granted pursuant to our annual refresh program to 2% of the total number of shares of Zhone common stock outstanding. In addition, our stock option programs are broad-based, and in 2010, an aggregate of approximately 630,000 stock options were granted to substantially all of our employees under our annual refresh grant program. We awarded approximately 53% or 335,000 stock options to the named executives. This was designed to reward them for past performance and provide incentive in the future while staying in line with the stockholders’ interests.

Consistent with the process in place in prior years, annual grants of options are typically approved by the Board of Directors at its regularly scheduled meeting in August and have a grant date effective as of the first day of the September following the Board’s meeting. While the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant is the fair market value of our common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Retirement Savings

Our employees are eligible to participate in our 401(k) plan. Each employee may make before-tax contributions of up to 60% of their base salary, up to the limits imposed by the Code. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We currently do not provide a matching contribution under our 401(k) plan, nor do we offer other retirement benefits. In 2009, a one time discretionary non elective employer contribution from the forfeiture account was made. The contribution was made to all eligible participants. The contribution was 2% of eligible compensation subject to a maximum contribution of $2,000. The contribution was delivered to each eligible participant’s account in January 2010.

Health and Welfare Benefits

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce.

Tax Deductibility of Executive Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly in light of the company’s substantial net operating losses. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Relationship Between Compensation and Risk

In early 2011, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by Zhone. After that assessment, management determined that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on Zhone. Management reported the results of its assessment to the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zhone’s proxy statement for the 2011 annual meeting.

Respectfully Submitted by the Compensation Committee

Robert Dahl

C. Richard Kramlich

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2010 fiscal year were James H. Greene, Jr., C. Richard Kramlich and (from June 30, 2010) Robert Dahl. On June 30, 2010, Mr. Greene resigned from his position as member of the Board and all of its committees. Mr. Dahl was appointed to the Compensation Committee to replace Mr. Greene. All members of the Compensation Committee during 2010 were independent directors, and none of them were our officers or employees or former officers or employees. During 2010, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2010, 2009 and 2008 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated senior managers. We refer to these executive officers and senior managers throughout these compensation tables and in our beneficial ownership table above as our “named executives.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)
Morteza Ejabat(4)	2010	660,900	—	—	172,000	—	—	2,708	(5)	833,608
Chief Executive Officer, President and Chairman of the Board of Directors	2009	666,346	—	—	361,000	—	—	708	(5)	1,028,054
	2008	825,000	—	—	385,387	—	—	768	(5)	1,211,155

Kirk Misaka	2010	310,250	—	—	77,400	—	—	2,708	(6)	388,358
Chief Financial Officer, Treasurer and Secretary	2009	312,356	—	—	152,000	—	—	708	(6)	465,064
	2008	365,000	—	—	153,143	—	—	768	(6)	518,911

Brian Caskey	2010	259,904	26,500	—	46,600	—	—	49,608	(7)	381,904
Chief Marketing Officer

David Misunas	2010	233,750	—	—	12,900	—	—	2,662	(8)	247,312
Vice President, Business Development	2009	235,336	—	—	24,700	—	—	662	(8)	260,698
	2008	275,000	—	—	25,317	—	—	768	(8)	301,085

Michael Scheck	2010	127,500	—	—	17,200	162,413	—	7,208	(9)	312,321
Vice President, International Sales	2009	127,760	—	—	36,100	123,093	—	5,208	(9)	292,161
	2008	150,000	—	—	60,159	203,822	—	5,268	(9)	419,249

(1)	This column represents the grant date fair value of the stock options granted to each of the named executives in the respective fiscal year, calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2010.
(2)	The amounts in this column represent sales commissions paid under the sales management compensation plan.
(3)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each named executive, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(4)	See also “Executive Compensation—Potential Payments Upon Termination” and “Certain Relationships and Related Transactions” for additional information concerning Mr. Ejabat.
(5)	This amount consists of Zhone’s payment of $708 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Ejabat.
(6)	This amount consists of Zhone’s payment of $708 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Misaka.
(7)	This amount consists of (a) Zhone’s payment of $708 in life insurance premiums on behalf of Mr. Caskey, and (b) a relocation assistance allowance in the amount of $48,900.

(8)	This amount consists of Zhone’s payment of $662 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Misunas.
(9)	This amount consists of (a) Zhone’s payment of $708 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Scheck, and (b) an automobile allowance in the amount of $4,500.

2010 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executives during the year ended December 31, 2010. All stock options granted to our named executives were granted under the Zhone Technologies, Inc. 2001 Plan. The exercise price per share of each stock option is equal to the per share fair market value of our common stock on the date of grant as determined under the Zhone Technologies, Inc. 2001 Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Morteza Ejabat	9/1/2010	—	—	200,000	$1.23	172,000
Kirk Misaka	9/1//2010	—	—	90,000	$1.23	77,400
Brian Caskey	9/1/2010	—	—	10,000	$1.23	8,600
	1/4/2010			25,000	$2.15	38,000
David Misunas	9/1/2010	—	—	15,000	$1.23	12,900
Michael Scheck	9/1/2010	—	—	20,000	$1.23	17,200

(1)	The vesting terms of the stock options are outlined in the table below entitled “Outstanding Equity Awards at 2010 Fiscal Year-End.”
(2)	Reflects the fair market value per share of our common stock on the grant date as determined under the Zhone Technologies, Inc. 2001 Plan.
(3)	Reflects the grant date fair value of the stock options as calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executives as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)
Morteza Ejabat	110,830	79,169	—	1.65	9/2/2015
	714,623	0	—	0.50	11/17/2015
	63,334	126,668	—	2.70	9/1/2016
	16,666	183,334	—	1.23	9/1/2017

Kirk Misaka	617	—	—	1.04	5/14/2013
	46,665	18,334	—	1.65	9/2/2015
	270,477	0	—	0.50	11/17/2015
	26,666	53,333	—	2.70	9/1/2016
	7,499	82,501		1.23	9/1/2017

Brian Caskey	6,250	18,750	—	2.15	1/4/2017
	833	9,167	—	1.23	9/1/2017

David Misunas	7,852	5,417	—	1.65	9/2/2015
	45,390	0	—	0.50	11/17/2015
	4,333	8,667	—	2.70	9/1/2016
	1,249	13,751	—	1.23	9/1/2017

Michael Scheck	10,340	—	—	1.05	7/2/2012
	15,749	11,250	—	1.65	9/2/2015
	119,529	0	—	0.50	11/17/2015
	6,333	12,667	—	2.70	9/1/2016
	1,666	18,334	—	1.23	9/1/2017

(1)	All options have a term of seven years from the date of grant and vest and become exercisable in 48 equal monthly installments over the course of four years from the date of grant.

Option Exercises and Stock Vested in 2010

None of the named executives exercised any stock options or vested in any stock awards during 2010.

Pension Benefits

None of our named executives participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,708,603		$1.30	317,948	(2)(3)
Equity compensation plans not approved by security holders	334	(4)	$11.00	—

Total	4,708,937		$1.30	317,948

(1)	This column includes unvested restricted stock and does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of December 31, 2010, a total of 425,220 shares of Zhone common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $28.30 per share.
(2)	Includes shares available for future issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan. As of December 31, 2010, 195,199 shares of common stock were available for future issuance under the plan.
(3)	Under the Zhone Technologies, Inc. 2001 Stock Incentive Plan, the number of shares available for issuance under the plan will be increased automatically on January 1 of any year in which the number of shares available for issuance is less than 5% of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the plan equals the least of (a) 5% of the total number of outstanding shares on such date, (b) 1,000,000 shares, or (c) such other number of shares as determined by the Board.
(4)	This amount represents shares of Zhone common stock issuable upon exercise of outstanding options under the 2002 Stock Incentive Plan. In February 2006, the Board amended a number of our equity compensation plans, including the 2002 Stock Incentive Plan, to provide that no further awards would be made under those plans.

Potential Payments Upon Termination

With the exception of Morteza Ejabat, we do not have employment, severance or change of control agreements with the named executives. On November 8, 2007, we entered into an amended and restated employment agreement with Mr. Ejabat. This amendment and restatement clarified the language of the employment agreement entered into on October 20, 1999, and made certain changes intended to ensure compliance with Section 409A of the Code. The amended and restated agreement had an initial term expiring on October 20, 2008, and on each anniversary thereof the term will automatically be extended for one additional year unless either party delivers notice to the other party of its intention not to extend the term. No notice to either party was delivered in 2010. During the term, Mr. Ejabat will serve as Chief Executive Officer of the company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Ejabat’s annual salary will be determined on at least an annual basis by the Compensation Committee. During each year of the term, the Board will review Mr. Ejabat’s performance, and may, in its sole discretion, pay Mr. Ejabat a bonus in addition to his annual salary. Mr. Ejabat is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers. Under Mr. Ejabat’s amended and restated employment agreement, he will receive certain compensation in the event that his employment is terminated by us without “cause” or by Mr. Ejabat for “good reason.” For purposes of Mr. Ejabat’s amended and restated employment agreement, “cause” is generally defined to include: (1) his willful or continued failure to substantially perform his duties with the company, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, (4) his willful and material breach of certain sections in the amended and restated employment agreement pertaining to disclosure and assignment of inventions, confidentiality and nonsolicitation, or (5) his failure to cure the adverse effects of his willful and material breach of any of such sections of the amended and restated employment agreement within the required time. For purposes of Mr. Ejabat’s amended and restated employment agreement, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in his base compensation, (2) a material diminution in his authority, duties or responsibilities, (3) a material change in the geographic location at which he must perform his duties, or (4) any other action or inaction that constitutes a material breach by the company of its obligations under the amended and restated employment agreement. Specifically, in those events, Mr. Ejabat would be entitled to receive a lump sum payment equal to his annual salary as in effect immediately prior to the date of termination. Assuming a hypothetical termination of Mr. Ejabat’s employment by us without “cause” or by Mr. Ejabat for “good reason” on December 31, 2010, the last day of our 2010 fiscal year, we would have been obligated to pay Mr. Ejabat a lump sum payment of $660,000.

Director Compensation

Directors who are employees of the company, such as Mr. Ejabat, do not receive any additional compensation for their services as directors. With respect to non-employee directors, each non-employee director is eligible to receive an annual cash retainer of $20,000, but may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of the cash retainer, based on the fair market value of the shares on the date the cash retainer would otherwise be paid. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of a stock option to purchase 50,000 shares at an exercise price equal to the fair market value of Zhone common stock on the date of grant. In lieu of this stock option, each non-employee director may elect to receive the annual equity grant in the form of 15,000 shares of restricted stock. The annual equity grant of stock options vests in 48 equal monthly installments over the course of four years. The annual equity grant of restricted stock vests in four equal annual installments over the course of four years. In addition, the chair of the Audit Committee receives a $4,000 cash payment per committee meeting attended, and each of the other committee members receives a $2,000 cash payment per committee meeting attended. Non-employee directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities.

The following table sets forth the compensation earned during the year ended December 31, 2010 by each of our non-employee directors.

Name	Fees Earned or Paid ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Michael Connors(5)	—	—	67,000	—	—	—	68,241
Robert Dahl(6) (7)	40,000	28,350	—	—	—	—	79,100
James H. Greene, Jr.(8)(13)	5,000	7,088	—	—	—	—	12,088
C. Richard Kramlich(9)	—	—	167,000	—	—	—	67,000
Steven Levy (10)(14)	12,000	—	9,500	—	—	—	12,000
Nancy Pierce(11)	26,000	28,350	—	—	—	—	55,371
James Timmins(12)	30,000	—	67,000	—	—	—	97,000

(1)	As described below, a director may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of an annual cash retainer. The amounts in this column include the annual retainer paid in cash and include the value of fully vested shares of Zhone common stock received in lieu of a specified portion of the non-employee director’s regular cash retainer based on the fair market value of the shares on May 12, 2010, the date the regular annual cash retainer would otherwise have been paid. Based on each director’s prior election, Dr. Connors and Mr. Kramlich each received 10,582 shares with a grant date fair value of $20,000, as calculated in accordance with ASC Topic 718.
(2)	This column represents the grant date fair value of the stock awards granted on May 12, 2010 to each of the non-employee directors who elected to receive their annual awards in the form of restricted stock during 2010, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.
(3)	This column represents the grant date fair value of the option awards granted on May 12, 2010 to each of the non-employee directors who elected to receive their annual awards in the form of stock options during 2010, as calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.
(4)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(5)	As of December 31, 2010, Dr. Connors had a total of 109,500 options.
(6)	In order to facilitate the role of Mr. Dahl as chair of the Audit Committee and to provide us with greater access to the chair, from time to time, we provide Mr. Dahl with access to approximately 240 square feet of office space. Mr. Dahl owns and maintains separate phone, fax, server and computer systems. We do not incur any incremental costs in connection with the provision of this office space.
(7)	As of December 31, 2010, Mr. Dahl had a total of 22,000 options and 19,063 shares of restricted stock.
(8)	As of December 31, 2010, Mr. Greene had a total of 8,801 options.
(9)	As of December 31, 2010, Mr. Kramlich had a total of 102,000 options.
(10)	As of December 31, 2010, Mr. Levy held no options and no shares of restricted stock.
(11)	As of December 31, 2010, Ms. Pierce had a total of 15,000 shares of restricted stock.
(12)	As of December 31, 2010, Mr. Timmins had a total of 102,000 options.
(13)	Mr. Greene resigned as a director on June 30, 2010.
(14)	Mr. Levy resigned as a director on February 12, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement.

Related Party Transactions

In the ordinary course of business, our executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Consistent with this policy, we reimburse Mr. Ejabat for the direct operating expenses incurred in the use of his private aircraft when used for business purposes. The amount reimbursed to Mr. Ejabat for this expense was $346,686 during the year ended December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Zhone’s financial statements and internal control over financial reporting. Zhone’s Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Zhone’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Zhone’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Zhone’s independent registered public accounting firm, is responsible for performing an independent audit of Zhone’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of Zhone’s internal control over financial reporting and the effectiveness of Zhone’s internal control over financial reporting. The Audit Committee periodically meets with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of Zhone’s internal controls and the overall quality of Zhone’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, KPMG. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, including the quality and acceptability of Zhone’s accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with KPMG its independence from Zhone. In reliance on these reviews and discussions, and the reports of KPMG, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Zhone’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Robert Dahl (Chairman)

James Timmins

Nancy Pierce

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the annual meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement relating to our 2012 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 3, 2011 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2011 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2012 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2012 annual meeting of stockholders is February 10, 2012 (90 calendar days prior to the anniversary of our 2011 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2012 annual meeting. However, in the event that the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2011 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2012 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2012 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Zhone Technologies, Inc., Attn: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621.

Appendix A

ZHONE TECHNOLOGIES, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective February 22, 2011)

1. Establishment of Plan. Zhone Technologies, Inc., a Delaware Corporation (the “Company”), proposes to grant options for purchase of shares of the Company’s Common Stock (“Shares”) to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 1,399,751 Shares is reserved for issuance under this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Certain terms.

(a) “Change in Capitalization” shall mean any increase or reduction in the number of Shares, or any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or a substantially similar transaction.

(b) “Change in Control” shall mean the occurrence of any of the following:

(1) An acquisition (other than directly from the Company) of any Voting Securities of the Company by any “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, or any group thereof (a “Person”), immediately after which such Person has ownership, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Beneficial Ownership”), of fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (“Voting Securities”), provided, however, in determining whether a Change in Control has occurred pursuant to this Section (b)(1), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(2) The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board, or following a Merger (as defined in paragraph (c)(i) below) which results in a Parent corporation, the board of directors of the ultimate

Parent Corporation (as defined in paragraph (3)(i)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(3) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (w) the Company, (x) any Related Entity, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (z) any Person who, together with its Affiliates, immediately prior to such Merger, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (I) the Surviving Corporation if there is no Parent Corporation, or (II) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of the assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities in contemplation of such share acquisition by the Company or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities which in either case increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c) “Fair Market Value” on any date means the closing price at the close of the primary trading session of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing price at the close of the primary trading session on such date as quoted on the Nasdaq Stock Market or such other market in which such prices are regularly quoted, or, if there has been no such closing price with respect to Shares on such date, the Fair Market Value shall be the value established by the Compensation Committee of the Board in good faith.

4. Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or affiliates or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

(e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and

(f) any employee of the Company or any Participating Subsidiary who is a citizen or resident of a foreign jurisdiction if the grant of an option under this Plan to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option to such employee in compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

6. Offering Dates. The offering periods of this Plan (each, an “Offering Period”) shall be of three (3) months duration commencing on March 1, June 1, September 1 and December 1 of each year and ending on February 28, May 31, August 31 and November 30 of each year. The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Offering Period is referred to as the “Purchase Date.” The Committee shall have the power to change the duration of Offering Periods under this Plan without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that no Offering Period may be longer than twenty-seven (27) months.

7. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company’s stock administration department (the “Stock Administration Department”) not later than one (1) day before such Offering Date. An eligible employee who does not deliver a subscription agreement to the Stock Administration Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Stock Administration Department not later than one (1) day preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

8. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of Shares of the Company determined by dividing the (a) amount accumulated in such employee’s payroll deduction account during such Offering Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market of a Share on the Offering Date (but in no event less than par value of a Share), or (ii) eighty-five percent (85%) of the Fair Market of a Share on the Purchase Date (but in no event less than par value of a Share), provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the maximum number of Shares set by the Committee pursuant to Section 11(b) below with respect to the applicable Purchase Date.

9. Purchase Price. The purchase price at which a Share will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The Fair Market Value on the Offering Date; or

(b) The Fair Market Value on the Purchase Date.

10. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may not increase or decrease the rate of payroll deductions during an Offering Period. A participant may, however, increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Stock Administration Department a new authorization for payroll deductions not later than one (1) day before the beginning of such subsequent Offering Period.

(c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d) On each Purchase Date, so long as this Plan remains in effect, the Company shall apply the funds then in the participant’s account to the purchase of whole Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per Share shall be as specified in Section 9 of this Plan. Any cash remaining in a participant’s account after such purchase of Shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full Share shall be carried forward, without interest, into the next Offering Period. In the event that this Plan has been oversubscribed, all funds not used to purchase Shares on the Purchase Date shall be returned to the participant, without interest. No Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after the Purchase Date, the Company shall issue Shares for the participant’s benefit representing the Shares purchased upon exercise of his or her option. Shares issued to pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

(f) During a participant’s lifetime, his or her option to purchase Shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised.

11. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to accrue rights to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Parent Corporation or any Subsidiary, exceeds $25,000 in fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate of payroll deduction in effect immediately prior to such suspension.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than ten (10) days prior to the commencement of any Offering Period, the Committee shall determine, in its sole discretion, the maximum number of Shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”); provided, however, that in the absence of any such determination by the Committee, the Maximum Share Amount shall be 2,000 shares. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of Shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the lesser of (i) the number of Shares that were available for issuance under this Plan on the first day of the Offering Period, or (ii) the number of Shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining Shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest.

12. Withdrawal. A participant may not withdraw from a current Offering Period under this Plan. However, a participant may, by signing and delivering to the Stock Administration Department a written withdrawal notice one (1) day in advance of a subsequent Offering Period, decline to participate in such subsequent Offering Period. After the Stock Administration Department’s timely receipt of such request no further payroll deductions will be made with respect to such participant during subsequent Offering Periods until such time as the participant affirmatively elects to participate in the Plan by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in the Plan.

13. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a

Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Company or the employing Participating Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2).

14. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15. Change in Capitalization and Change in Control.

(a) Subject to any required action by the stockholders of the Company, in the event of a Change in Capitalization, the number of Shares covered by each option under this Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per Share covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) In the event of a Change in Control due to the dissolution or liquidation of the Company, all rights to purchase Shares under the Plan shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of Shares shall be refunded; provided, however, that the Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase Shares under this Plan prior to such termination. In the event of a Change in Control for any other reason and after which the Company is not the Surviving Corporation, the Committee may determine in its sole discretion that: (1) a date established by the Board on or up to 10 days before the date of consummation of such Change in Control shall be treated as the last day of any Offering Periods then in progress and shall also be a Purchase Date, and there shall be no further Offering Periods under this Plan; (2) all rights to purchase Shares under the Plan shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of Shares shall be refunded; or (3) the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares of the Surviving Corporation will be purchased based on the Fair Market Value of the Surviving Corporation’s stock on each Purchase Date.

(c) The Committee may, if it so determines in the exercise of its sole discretion, in the event of a Change in Capitalization or a Change in Control, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option.

16. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 23 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of Shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

18. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such Shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20. Equal Rights And Privileges. Subject to Section 27, all eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Term; Stockholder Approval. This amended and restated Plan will become effective on February 22, 2011 (the “Restatement Effective Date”). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the Restatement Effective Date. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) the tenth anniversary of the Restatement Effective Date.

23. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him of such Shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such Shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

24. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that, any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant; provided, however, that no action taken under Section 15 shall be considered to adversely affect the right of any participant within the meaning of this sentence, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a) increase the number of Shares, or change the type of securities, that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

27. Foreign Employees. In order to facilitate participation in this Plan, the Committee may provide for such special terms applicable to participants who are citizens or residents of a foreign jurisdiction, or who are employed by the Company or Participating Subsidiary outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of options granted under this Plan to eligible employees who are residents of the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 A.M., PDT, on May 10, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ZHNE • Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees,

“FOR” Proposals 2, 3 and 5 and “THREE YEARS” for Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Robert Dahl	☐	☐	02 - Nancy Pierce	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Ratification of Appointment of KPMG LLP as Zhone’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.	☐	☐	☐	4. Advisory vote on the frequency of a stockholder vote on the compensation of our named executives.	☐	☐	☐	☐
						For	Against	Abstain

3. Advisory vote on the compensation of our named executives.	☐	☐	☐	5. Approval of the amendment and restatement of the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Such other Business as may properly come before the meeting or any adjournment thereof. Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

01B29C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ZHONE TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Morteza Ejabat and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 10, 2011 at 10:00 a.m. Pacific Time at 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN THEIR DISCRETION.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE